Exhibit 99.1

Dresser-Rand Announces $150 Million Accelerated Share Buyback Program

Updates Bookings Guidance for 2011

HOUSTON, Aug. 26, 2011 /PRNewswire/ -- Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC) announced today that its board of directors has authorized in total the repurchase of up to $150 million of its common stock, which is approximately 5 percent of the Company's outstanding shares. As of August 25, 2011, Dresser-Rand had 78.7 million shares of common stock outstanding.

According to Mark Baldwin, Executive V.P. and CFO, "the decision to repurchase was based on three criteria:

  the recent precipitous relative drop in the Company's share price, the capacity that presently exists on our balance sheet, which allows for this level of expenditure, and our present view that we expect strong bookings in the second half of 2011. While we presently reiterate our previous guidance for 2011 in the area of bookings, we also acknowledge that, should our bids on several large projects for which we believe we have strong offerings actually materialize prior to the end of the year, we may be at the top end of, or even exceed, the guidance previously provided.

In essence, we believe that the time is right for repurchase, that we have the present capacity to fund the transaction, and that the strong expected bookings will generate sufficient cash flows to provide for reducing balance sheet leverage and at the same time enable us to meet ongoing financial commitments for working capital, capital expenditures and potential bolt-on acquisitions over the coming months."

The stock buyback transaction is being carried out under an accelerated stock buyback agreement with Goldman, Sachs & Co. As contemplated by that agreement, Dresser-Rand will pay approximately $150 million to Goldman, Sachs & Co. to repurchase outstanding shares of its common stock and will receive a substantial majority of the shares to be delivered under the accelerated stock buyback on August 31, 2011.

Goldman, Sachs & Co. is expected to purchase shares of Dresser-Rand common stock in the open market in connection with the accelerated stock buyback. The agreement contemplates that final settlement should occur early in the fourth quarter. At settlement, Dresser-Rand may be entitled to receive additional shares of common stock from Goldman, Sachs & Co. or, under certain circumstances, may issue additional shares or make a payment to Goldman, Sachs & Co. at the Company's option.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Spain, Germany, Norway, India, and China, and maintains a network of 45 service and support centers (including 6 engineering and R&D centers) covering more than 140 countries. Dresser-Rand has principal offices in Paris, France, and Houston, Texas.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements with respect to planned or proposed repurchase of shares of common stock. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future revenue, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates", "believes", "expects," "intends", and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; its pension expense and funding requirements; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

CONTACT: Blaise Derrico, Director Investor Relations, +1-713-973-5497